EXHIBIT 10.1

SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is made and entered into effective as of November 11, 2019 between Independent Bank, McKinney, Texas (the “Employer”) and Brian E. Hobart (the “Executive”), and joined in by the Employer’s parent company, Independent Bank Group, Inc. (“IBG”).
RECITALS
WHEREAS, the Executive shall resign from his position as Vice Chairman & Chief Lending Officer of IBG and the Employer and the Executive and the Employer desire to set forth the terms of separation;
NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants contained herein, the Employer, IBG and the Executive agree as follows:
1.Resignations. The Executive hereby resigns as Vice Chairman & Chief Lending Officer of IBG and the Employer and resigns from all officer and (if applicable) director roles the Executive holds at the Employer, IBG or any of their subsidiaries and otherwise terminates his employment with the Employer and IBG effective as of November 11, 2019 (the “Separation Date”).
2.    Separation Benefits. The Employer and the Executive acknowledge and agree that, as consideration for the Executive’s execution and non-revocation of the general release of claims set forth herein, and as consideration for the continued compliance with the covenants set forth in Section 3:
2.1    Accrued Obligations. The Employer shall pay the Executive an amount equal to the sum of (i) the amount of any vacation time accrued but unused as of the Separation Date, (ii) any accrued but unpaid base salary as of the Separation Date, (iii) the base salary the Executive would have earned had he remained employed between the Separation Date and November 30, 2019, and (iv) any business expenses incurred prior to the Separation Date that are reimbursable consistent with the Employer’s policy. The payments described in this Section 2.1 shall be paid by the Employer no later than 30 days following the Separation Date.
2.2    Salary Continuation. The Employer shall pay the Executive an amount equal to $2,040,000 (the “Salary Continuation Payment”), which is equal to the product of (i) two (2) multiplied by (ii) the sum of (a) the Executive’s current base salary (which is equal to $425,000) and (b) the Executive’s target annual bonus (which is equal to $595,000). The Salary Continuation Payment shall be paid in substantially equal installments from the Separation Date through the second anniversary thereof, in accordance with the Employer’s standard payroll policies and subject to withholding or deductions as may be mutually agreed between the Employer and the Executive or as may be required by law. The first installment of the Salary Continuation Payment shall be paid on the first payroll date following the date on which the general release of claims set forth herein becomes irrevocable.

2.3    Unvested Shares. IBG and the Executive are parties to certain Restricted Stock Agreements (the “Restricted Stock Agreements”) which provide for the grant of restricted shares of IBG common stock to the Executive subject to vesting periods, pursuant to which, as of the Separation Date, a total of 5,981 shares of IBG common stock are unvested pursuant to the terms of the Restricted Stock Agreements (the “Unvested Shares”). On the date on which the general release of claims set forth herein becomes irrevocable, all of the Executive’s Unvested Shares shall vest in full and no longer be subject to restriction or forfeiture.
2.4    Prorated 2019 Annual Bonus. The Employer shall pay the Executive an amount equal to $542,835.62 (the “Pro Rata Bonus Payment”), which represents the Executive’s target annual bonus for fiscal year 2019, prorated based on a fraction, the numerator of which is the number of days elapsed between January 1, 2019 and November 30, 2019, and the denominator of which is 365. The Pro Rata Bonus Payment shall be paid on the first payroll date following the date on which the general release of claims set forth herein becomes irrevocable.
2.5     COBRA Benefits. The Executive shall continue to participate in the Company’s medical insurance plan until November 30, 2019. After that date, the Executive shall be eligible to elect to receive health insurance under the group health continuation coverage provision of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of eighteen months following the Executive’s separation from the Employer. The Employer shall pay the Executive an amount equal to the monthly COBRA premium associated with the Executive’s election of COBRA coverage for the portion of the COBRA period during which the Executive timely elects and pays for COBRA coverage under the Employer’s plan. Such monthly COBRA premium payments shall be paid in arrears through the Employer’s normal payroll during the month immediately following the applicable month of COBRA coverage.
3.    Restrictive Covenants
3.1    Confidentiality. The Executive agrees that he shall not disclose, at any time, directly or indirectly, any confidential information or other proprietary information of the Employer, IBG or any of their subsidiaries and affiliates (the “Companies”) that the Executive learned, obtained, acquired, or had access to while employed by the Companies, including but not limited to Confidential Information (as defined below). The Executive has had access to and participated in the development of or been acquainted with confidential or proprietary information and trade secrets related to the business of the Companies, including but not limited to (i) business plans, operating plans, marketing plans, bid strategies, bid proposals, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists and customer information, credit files, software programs, reports, correspondence, tapes, discs, tangible property and specifications owned by or used the Companies’ business, operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers, (ii) information pertaining to future developments such as, but not limited to, research and development, future marketing, products, distribution, delivery or merchandising plans or ideas, and potential new distribution or business locations, and (iii) other tangible and intangible property, which are used in the business and operations of the Companies but not made publicly available (the “Confidential Information”); provided that the term

Confidential Information shall not include information that is available or known to persons or entities outside of the Companies otherwise than as a result of a breach of a confidentiality agreement.
3.2    Noncompete. In consideration for, and ancillary to, (i) the provision of Confidential Information to the Executive during his employment with the Employer, and (ii) the agreements set forth herein, including the payments and benefits described in Section 2, for a period of twenty-four (24) months following the Separation Date (the “Restricted Period”), the Executive will not, directly or indirectly, without the written consent of the Board of Directors of IBG, own, manage, operate, control, be employed by in the same or in a similar manner to which he is employed by the Companies, consult with or participate in or be connected with any entity owning or having financial interest in, whether direct or indirect, a business entity which is in the same line or lines of business as and competes with the Business (as defined below), if such business has a branch or other office of any kind located within fifteen (15) miles of any branch or office of the Companies, which the parties stipulate is a reasonable geographic area because of the scope of the Companies’ operations and the Executive’s employment with the Employer. For purposes of this Section 3.2, each of the following activities, without limitation, shall be deemed to constitute proscribed activities during the Restricted Period: to engage in, work with, have an interest in (other than interests of less than one percent (1%) in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), advise, consult, manage, operate, lend money to (other than interests of less than one percent (1%) in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), guarantee the debts or obligations of, or permit one’s name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firm, association, company or corporation, whether as principal, director, agent, shareholder, partner, employee, consultant or in any other manner whatsoever. The Executive may not avoid the purpose and intent of this Section 3.2 by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods. “Business” shall mean the business conducted by the Companies as of the Separation Date and during the twelve (12) months prior to the Separation Date.
3.3    Nonsolicitation. During the Restricted Period, the Executive will not, directly or indirectly, (i) solicit for employment, or advise or recommend any entity to employ or solicit for employment, any person who is, or at any time during the Restricted Period was, an employee of the Companies, or (ii) solicit the banking business of, or conduct any banking business with, any Restricted Customer of the Companies. For purposes of this Agreement, “Restricted Customer” means any individual, corporation, limited liability company, association, partnership, estate, trust, or any other entity or organization to which the Companies marketed, attempted to or actually promoted or provided products or services at any time during the one (1) year period immediately prior to the Separation Date, and with respect to which the Executive has participated in any efforts related to the marketing, negotiation or provision of products or services, had contact with or supervised employees who had contact with, or received Confidential Information about, within the one (1) year period immediately prior to the Separation Date. This Section 3.3 is geographically limited to wherever any Restricted Customer can be found or is available for solicitation or to do business with, which the parties stipulate is a reasonable geographic area because of the scope of the Companies’ operations and the Executive’s employment with the Employer. The Executive may not avoid the purpose and intent of this Section 3.3 by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.
3.4    Non-Disparagement. The Executive shall not disparage or otherwise malign (i) the business or banking reputation of the Companies, or (ii) the business or banking reputation of the officers, directors, and employees of the Companies. IBG and the Employer agree that they shall not, through their officers and directors, disparage or otherwise malign the Executive’s business or banking reputation; provided that the Company’s obligations under this Section 3.4 shall only apply to the members of the Board of Directors of IBG as of the Separation Date and David R. Brooks, Michelle S. Hickox, James C. White, James P. Tippit, Mark S. Haynie, and Dan Brooks. Notwithstanding this Section 3.4, nothing in this Agreement shall prohibit (a) any individual referenced herein from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (b) IBG and the Employer issuing any press releases or public filings or employee communications announcing the Executive’s change in position or title, and/or separation from service with the Companies and his successor.
3.5    Return of Property. Immediately upon termination of the Executive’s employment with the Employer, the Executive shall deliver to the Employer all Confidential Information, documents, correspondence, notebooks, reports, computer programs, names of full-time and part-time employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Companies in any way obtained by the Executive during the period of his employment with the Employer. Immediately upon termination of the Executive’s employment with the Employer, the Executive shall deliver to the Companies all tangible property of the Companies in the possession of the Executive. Notwithstanding the immediately preceding sentence, the Executive shall retain his laptop computer, cellular telephone, and iPad that were provided to him by the Companies in connection with his employment; provided that on the Separation Date, the Executive must deliver his laptop computer, cellular telephone and iPhone to the Employer’s IT group so that the IT group can delete all data of the Employer and IBG and their affiliates from such devices. This provision shall apply to all other tangible property of the Companies, including without limitation, telephones (other than the Executive’s iPhone), facsimile machines, computers (other than the Executive’s laptop computer), leased automobiles and credit cards.
3.6    Cooperation. The Executive shall, upon the reasonable request of the Companies, following his termination of employment, assist and cooperate with the Companies in connection with the defense or prosecution of any claim that may be made against or by the Companies, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Companies, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency.
3.7    Trade Secrets; Whistleblower Rights. The Employer hereby informs the Executive that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair the Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit the Executive’s right to receive an award for information provided to any government authority under such law or regulation.
3.8    Acknowledgments. The Executive acknowledges that the covenants set forth in this Section 3 are in addition to, and not in lieu of, any similar covenants set forth between any other agreement between the Executive and the Company. For the avoidance of doubt, the confidentiality, non-solicitation and non-competition restrictions in the Restricted Stock Agreements remain in full force and effect. The Executive acknowledges that the Companies have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization. The Executive acknowledges that the Companies have a legitimate business interest in and right to protect their Confidential Information, goodwill and employee, customer and other relationships, and that the Companies would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships. The Executive further acknowledges that the Companies are entitled to protect and preserve the going concern value of the Companies to the extent permitted by law. In light of the foregoing acknowledgments, the Executive agrees that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Companies. The Executive acknowledges that, although the Executive’s compliance with the covenants contained in this Agreement may prevent the Executive from earning a livelihood in a business similar to the business of the Companies, the Executive’s experience and capabilities are such that the Executive has other opportunities to earn a livelihood and adequate means of support for the Executive and his dependents. In light of the acknowledgments contained in this Section 3.8, the Executive agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, the Executive contained in this Agreement.
3.9    Remedies. The Executive acknowledges that the Employer and IBG would suffer immediate and irreparable harm and would not have any adequate remedy at law for money damages in the event of the Executive’s failure to comply with any of the covenants set forth in this Section 3. Accordingly, the Executive agrees that, without the necessity of proving actual damages or posting bond or other security, the Companies shall be entitled to temporary or permanent injunction to prevent the Executive’s breach of any of the covenants set forth in this Section 3 and to specific enforcement of the covenants set forth in this Section 3 in addition to any other remedy to which the Companies may be entitled, at law or in equity. In such a situation, the Companies may pursue any remedy available, including the discontinuation of the Salary Continuation Payments, the cessation or forfeiture of any other benefits required under this Agreement, the recoupment of the shares (or the value of the shares) underlying the Unvested Shares, or declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of this Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.
4.    General Release
4.1    Release of Claims. In consideration for the benefits set forth in Section 2 above to which the Executive would not otherwise be entitled but for this Agreement, the Executive, and the Executive’s heirs, executors, administrators, representatives, agents, successors and assigns, and anyone claiming through the Executive or on his behalf, voluntarily and knowingly waive, release, and discharge the Companies and all of their predecessor, successor, subsidiary, and affiliate companies, and all of their current and former employees, officers, directors, owners, agents, shareholders and assigns from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which the Executive may have or claim to have against any of them as a result of the Executive’s employment and/or cessation or termination of employment and/or as a result of any other matter arising through the Separation Date. The Executive agrees not to file a lawsuit or make any other claim asserting any such released claims and the Executive agrees not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative claim or lawsuit filed by any person or entity. This waiver, release and discharge includes, but is not limited to: (i) claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), Chapters 21, 61 and 451 of the Texas Labor Code, the Sarbanes Oxley Act of 2002, the Comprehensive Omnibus Budget Reconciliation act of 1985 (COBRA), the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information and Nondiscrimination Act of 2008, the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, and the Worker Adjustment and Retraining Notification (WARN) Act, (ii) claims for breach of oral or written express or implied contract or promissory estoppel or quantum meruit, (iii) claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such claims), (iv) claims growing out of any legal restrictions on the Employer’s right to terminate its employees including any claims based on any violation of public policy or retaliation for filing a workers’ compensation claim, (v) claims for workers compensation, wages or any other compensation other than any pending workers’ compensation benefits claim, or (vi) claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act.

4.2    Exclusions. Nothing in this Section 4 shall be construed to restrict or prevent the Executive from filing a charge or claim with the Equal Employment Opportunity Commission or any other state or federal administrative agency or from participating in an investigation conducted by such administrative agency. However, the Executive understands and recognizes that even if a charge is filed by the Executive or on the Executive’s behalf with an administrative agency, the Executive will not be entitled to any damages relating to any event which occurred prior to the Executive’s execution of this Agreement. The release contained in Section 4.1 does not include the following: (i) any eligibility to receive continuation of health care coverage to the extent required under COBRA; (ii) any vested benefit under a qualified retirement savings plan of Employer or its affiliates; (iii) any vacation benefits accrued and unused through the Separation Date; or (iv) any salary or wages earned up to and through the Separation Date.
4.3    ADEA Release. In addition, the Executive acknowledges that this Agreement is written in a manner calculated to be understood by the Executive and that the Executive in fact understands the terms, conditions and effect of this Agreement. This Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act. The Executive further agrees and acknowledges the following:
(i)    the Executive is hereby advised in writing to consult with an attorney prior to executing the Agreement;
(ii)    the Executive acknowledges that he had reasonable and sufficient time to consult with an attorney prior to executing this Agreement, and has either done so or has freely chosen not to do so;
(iii)    the Executive has twenty-one (21) days in which to consider this Agreement before accepting, but need not take that long if the Executive does not wish to (and the Executive acknowledges that any decision to sign this Agreement prior to the expiration of the twenty-one (21) day period was knowing and voluntary and not because of the Employer’s fraud, misrepresentation or a threat to withdraw or alter the offer);
(iv)    this Agreement allows a period of seven (7) days following execution of the Agreement in which the Executive may revoke this Agreement;
(v)    this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired; and
(vi)    the Executive fully understands all of the terms of this Agreement, including the release in this Section 4 and knowingly and voluntarily enters into this Agreement.
5.    Miscellaneous
5.1    Effective Date of this Agreement. The Executive acknowledges that the payment of the benefits set forth in Section 2 shall be delayed until this Agreement has become effective, enforceable and irrevocable. This Agreement shall become effective, enforceable and irrevocable on the eighth (8th) day after the date on which it is executed by the Executive. During the seven (7) day period following the date on which the Executive executed this Agreement, the Executive may revoke his agreement to accept this Agreement by indicating his revocation in writing to Mark Haynie. If the Executive exercises his right to revoke this Agreement, the Executive shall not be eligible to receive the benefits set forth in Section 2.
5.2    Section 409A of the Code. The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception, or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent permissible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.
5.3    Amendment. This Agreement may not be amended, waived, changed or modified except by an instrument in writing signed by the Executive and an authorized representative of IBG and the Employer.
5.4    Entire Agreement. This Agreement sets forth the entire agreement between the Executive, the Employer, and IBG, and fully supersedes any and all prior agreements, representations, and understandings between the parties pertaining to the subject matter hereof, including, without limitation, the Change in Control Agreement by and between the Executive, IBG, and the Employer, dated as of July 26, 2016; provided, however, that the Executive’s confidentiality, non-solicitation and non-competition obligations under the Restrictive Stock Agreements remain in full force and effect.
5.5    Governing Law; Venue. This Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law. Venue for any action to enforce the provisions of this Agreement shall lie solely in, and the parties hereby submit to the exclusive jurisdiction of, the courts of the State of Texas located in McKinney, Texas, or the federal courts of the United States located in the Northern District of the State of Texas in respect of any dispute relating to this Agreement or to the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the personal and subject matter jurisdiction of such courts to resolve any such dispute or to venue in McKinney, Texas, including an objection based on forum non conveniens.
5.6    Counterparts. This Agreement may be executed in counterparts which, taken together, constitute a single, enforceable instrument.
(Signature page to follow)

EXHIBIT 10.1

(Signature page to Separation Agreement)

EXECUTIVE

/s/ Brian E. Hobart
Brian E. Hobart

INDEPENDENT BANK

/s/ David R. Brooks
David R. Brooks
Chairman of the Board and CEO

IBG hereby joins in the foregoing Agreement, and undertakes that it will be bound thereby and will do and perform all acts and things therein referred to or provided to be done by it.

INDEPENDENT BANK GROUP, INC.

/s/ David R. Brooks
David R. Brooks
Chairman of the Board and CEO